Exhibit 16

Deloitte & Touche LLP 1700 Market Street Philadelphia, PA 19103-3984 USA Tel: +1 215 246-2300 Fax: +1 215 569-2441 www.deloitte.com

June 18, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Prudential Bancorp, Inc. of Pennsylvania Form 8-K/A dated June 19, 2009, and have the following comments:

1.	We agree with the statements made in first sentence of the first paragraph, and second, third, fourth, and seventh paragraphs in their entirety.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph, and fifth, sixth, and eighths paragraphs in their entirety.

Yours truly,

/s/ Deloitte & Touche LLP